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Exhibit 3

Rule 3.19A.3

Appendix 3Z

Final Director's Interest Notice

Information or documents not available now must be given to ASX as soon as available. Information and documents given to ASX become ASX's property and may be made public.

        Introduced 30/9/2001.

Name of entity	Rinker Group Limited
ABN	53 003 433 118

        We (the entity) give ASX the following information under listing rule 3.19A.3 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of director	John Charles Ballard
Date of last notice	7 April 2003
Date that director ceased to be director	1 October 2003

Part 1—Director's relevant interests in securities of which the director is the registered holder

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of "notifiable interest of a director" should be disclosed in this part.

Number & class of securities
2,000 Ordinary shares

Part 2—Director's relevant interests in securities of which the director is not the registered holder

Note: In the case of a company, interests which come within paragraph (ii) of the definition of "notifiable interest of a director" should be disclosed in this part.

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Name of holder & nature of interest	Number & class of securities
Note: Provide details of the circumstances giving rise to the relevant interest
Glenn Bates Consulting Pty Ltd as trustee of Bates Ballard Superannuation Fund. Mr Ballard's interest is as a beneficiary under that trust.	18,000 ordinary shares

Part 3—Director's interests in contracts

Detail of contract

Nature of interest

Name of registered holder (if issued securities)

No. and class of securities to which interest relates

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  Exhibit 3
Appendix 3Z Final Director's Interest Notice